Exhibit 99.1

[CNA LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592	John J. Hanrahan, 312/822-6586
Katrina W. Parker, 312/822-5167	David C. Adams, 312/822-2183

CNA FINANCIAL PLANS TO RETIRE SERIES H PREFERRED STOCK

CHICAGO, August 1, 2006 — CNA Financial Corporation (NYSE: CNA) today announced plans to retire its outstanding Series H Cumulative Preferred Stock.

In December 2002, CNA sold $750 million of a new issue of preferred stock, the Series H Issue, to Loews Corporation (Loews). Loews owns approximately 91% of the outstanding common stock of CNA.

CNA plans to retire the Series H Issue for an amount equal to par plus unpaid but accumulated dividends, which as of June 30, 2006 was approximately $985 million in the aggregate. CNA intends to finance the retirement of the Series H Issue through the issuance of debt and common stock in approximately equal proportions. Loews has indicated a willingness to purchase a substantial portion of the common stock component, with the remaining shares of common stock being sold in a public offering.

CNA’s Board of Directors has authorized management to proceed with the foregoing plan. However, no binding commitments have been made by CNA or Loews for the retirement of the Series H Issue or the financing plan, and any determination to proceed would be subject to market conditions and other considerations. Accordingly, there can be no assurance that CNA will consummate the retirement or as to the amount, timing or feasibility of any financing plan CNA may pursue to implement such a transaction.

This press release is not a prospectus and is not an offer to sell securities. The public offerings referenced above, if made, will be done by means of a prospectus only, copies of which may be obtained from the underwriters named in such prospectus.

About the Company

CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT

This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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